OFFICERS" CERTIFICATE



To:       i)  Bank One, National Association, not in its individual capacity but solely as Eligible Lender Trustee,

          ii) Bankers Trust Company,
              New York, N.Y., Indenture Trustee,


     In accordance with Section 3.08 of the Servicing Agreement among SMS Student Loan Trust 2000-B, as Issuer, USA Servicing Corporation formerly known as USA Group Loan Services, Inc., as Servicer ("Servicer"), USA Group Secondary Market Services, Inc., as Seller, and Bank One, National Association, not in its individual capacity but solely as Eligible Lender Trustee, dated as of April 1, 2000 ("Servicing Agreement"), the undersigned, in their official capacities as Authorized Officers of Servicer, hereby certify as follows:

     a) a review of the activities of Servicer during the period from the Closing Date to September 30, 2000 and of its performance has been made under such officers" supervision, and

     b) to the best of such officers" knowledge, based on such review, Servicer has fulfilled all its obligations under the Servicing Agreement in all material respects throughout such period.

     Unless otherwise indicated, capitalized terms have the meanings ascribed to them in the Servicing Agreement.

In witness whereof, USA Servicing Corporation formerly known as USA Group Loan Services, Inc., has caused this Annual Statement as to Compliance to be duly executed as of September 30, 2000.

USA Servicing Corporation formerly known as USA GROUP LOAN SERVICES, INC.


by /s/ Laurie S. Blackburn
Laurie S. Blackburn, Vice President



by /s/ Daniel L. Yost
Daniel L. Yost, Senior Vice President


cc: USA Group Secondary Market Services, Inc.